Exhibit 107

Calculation of Filing Fee Tables

Form S-8

(Form Type)

Red Cat Holdings, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered (1)		Proposed Maximum Offering Price Per Unit		Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee (7)
Equity	Common Stock, par value $0.001 per share	Rule 457(h)	1,045,000	(2)	$5.21	(5)	$5,444,450	0.00015310	$833.55
Equity	Common Stock, par value $0.001 per share	Rule 457(c) and (h)	675,000	(3)	$6.38	(6)	$4,306,500	0.00015310	$659.33
Equity	Common Stock, par value $0.001 per share	Rule 457(c) and (h)	22,883,000	(4)	$6.38	(6)	$145,993,540	0.00015310	$22,351.61
Total Offering Amounts							$155,744,490		$23,844.49
Total Fee Offsets
Net Fee Due									$23,844.49

(1)	Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement also covers an indeterminate number of additional shares of common stock of Red Cat Holdings, Inc. (the “Registrant”), par value $0.001 per share (“Common Stock”), that may be issued to adjust the number of shares issued pursuant to the Red Cat Holdings, Inc. 2024 Omnibus Equity Incentive Plan (the “2024 Plan”) by reason of any stock dividend, stock split, recapitalization or any other similar transaction which results in an increase in the number of shares of the Registrant’s outstanding Common Stock.

(2)	Represents an aggregate of 1,045,000 shares of Common Stock underlying stock option awards previously granted and outstanding under the 2024 Plan and not previously registered by the Registrant.

(3)	Represents an aggregate of 675,000 shares of Common Stock underlying restricted stock unit awards previously granted and outstanding under the 2024 Plan and not previously registered by the Registrant.

(4)	Represents 9,530,000 shares of Common Stock reserved for issuance under the 2024 Plan, plus 13,353,000 shares of Common Stock, which represents an estimated number of shares that may be reserved for future issuance under the 2024 Plan pursuant to an annual “evergreen” increase provision contained in Section 4(a) of the 2024 Plan. Pursuant to such provision, the number of shares reserved for issuance under the 2024 Plan will automatically increase on January 1 of each year for a period of up to ten years, beginning on January 1, 2025 and continuing through January 1, 2034, by the lesser of (A) five percent (5%) of the shares of Common Stock outstanding (on an as-converted basis) on the final day of the immediately preceding calendar year and (B) such lesser number of shares of Common Stock as determined by the Registrant’s board of directors.

(5)	Estimated solely for purposes of calculating the registration fee in accordance with Rule 457(h) of the Securities Act solely on the basis of the weighted-average exercise prices of stock option awards outstanding under the 2024 Plan as of the date of this Registration Statement.

(6)	Estimated solely for purposes of calculating the registration fee in accordance with Rule 457(c) and (h) of the Securities Act based on the average of the high and low prices of the Registrant’s Common Stock as reported on the Nasdaq Capital Market on May 13, 2025, which date is within five business days prior to the filing of this Registration Statement.

(7)	Calculated pursuant to Rule 457 of the Securities Act, solely for purposes of calculating the registration fee.